Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On January 11, 2008, Speedway Motorsports, Inc. (the Company or SMI) completed the purchase of 100% of the issued and outstanding stock of New Hampshire Speedway, Inc., d/b/a New Hampshire International Speedway, for cash of $340.0 million. The New Hampshire International Speedway is being renamed New Hampshire Motor Speedway and is hereafter referred to as NHMS. NHMS owns and operates a multi-use complex located in Loudon, New Hampshire, featuring a 1.058-mile oval superspeedway and a 1.6-mile road course on approximately 1,175 acres. The purchase also included 50% ownership interest in the outstanding stock of North Wilkesboro Speedway, Inc. (NWS). The Company has owned the remaining 50% interest in NWS for several years. NWS has no operations and its assets consist primarily of real estate which has no significant fair value. NHMS currently has approximately 96,000 permanent seats and 38 luxury suites. NHMS has sanction agreements to annually host two NASCAR Sprint Cup Series and one NASCAR Nationwide Series race, among other events and track rentals.

The purchase of NHMS expands the Company’s motorsports business into one of the largest media markets in North America. Management believes its facilities and racing events provide the Company with many opportunities for increasing revenues and profitability and for cost-saving synergies and other financial benefits. The unaudited pro forma combined statement of operations does not reflect any new revenue sources or cost-saving or other synergies which may be attainable subsequent to the consummation of the acquisition and, accordingly, does not attempt to predict or suggest future results. Also, the unaudited pro forma combined statement of operations has not been adjusted to exclude certain non-recurring costs including, among other items: (i) a payment of $150,000 under a noncompetition agreement which expired in 2007; (ii) discretionary one-time change in control payments of approximately $1.3 million to employees approved by the previous NHMS owners; and (iii) interest expense of approximately $1.1 million on a note payable not assumed in acquisition that was used primarily to fund distributions to previous NHMS owners. In 2008 and future years, the Company plans to make various improvements at NHMS, including possible expansion of concessions, camping, restrooms and other fan amenities. These improvements may involve material capital expenditures over several years in amounts that have not yet been determined.

The purchase price was funded with available cash and $300.0 million in borrowings under the Company’s bank credit facility, as amended (the Credit Facility). On January 10, 2008, the Company amended its Credit Facility to increase the amount available for borrowing under revolving loans from $400.0 million to $500.0 million, and to specifically exclude the NHMS purchase from the provision that aggregate cash consideration for the Company’s motorsports industry related transactions in any fiscal year could not exceed 35% of its consolidated net worth at the immediately preceding fiscal year end. After the purchase, the Company had outstanding borrowings of $398.4 million and could borrow up to an additional $99.7 million under the amended Credit Facility as of January 11, 2008.

The following unaudited pro forma combined financial statements of SMI and NHMS reflect historical amounts derived from their respective separate audited financial statements as of and for the year ended December 31, 2007. These unaudited pro forma combined financial statements have been prepared giving effect to SMI’s acquisition of NHMS as if the transaction had taken place as of December 31, 2007 for the pro forma balance sheet, and as of January 1, 2007 for the statement of income for the year ended December 31, 2007. The audited financial statements included in SMI’s Annual Report on Form 10-K for the year ended December 31, 2007 represent the latest filed with the Securities and Exchange Commission.

The acquisition has been accounted for as a purchase business combination pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations (FAS 141). SMI is considered the acquiring corporation for accounting and financial reporting purposes. Under FAS 141, the purchase price paid by SMI, together with the direct costs of the acquisition incurred by SMI, have been allocated to NHMS’s tangible and identifiable intangible assets and liabilities based on their estimated fair values at acquisition date, with the excess, if any, recorded as goodwill. The assets, liabilities and results of operations of NHMS have been combined with the assets, liabilities and results of operations of SMI as of the closing date of the acquisition. In addition, the net assets of now 100% owned NWS are being consolidated into SMI’s financial statements resulting in the elimination of SMI and NHMS equity investments in NWS, all of which had an insignificant impact on the pro forma combined financial statements. SMI is obtaining independent appraisals, which are currently being finalized, of the fair value of NHMS property and equipment and other net assets acquired, including identifiable intangibles, and of the NWS property and equipment. Accordingly, the purchase price allocation is preliminary and may or may not be materially different from the final purchase price allocation.

The unaudited pro forma financial information is not necessarily indicative of the results of operations or the financial position which would have been attained had the acquisition been consummated at the foregoing date or which may be attained in the future. Certain NHMS historical amounts were reclassified to conform to SMI financial statement categories and, accordingly, are not directly comparable to the stand-alone financial statements of NHMS in Exhibit No. 99.3 to this filing.

The pro forma financial information should be read in conjunction with the historical financial statements of SMI and NHMS.

Speedway Motorsports, Inc. and New Hampshire Speedway Inc.

Unaudited Pro Forma Combined Balance Sheet

As of December 31, 2007

(In thousands)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	SMI	NHMS		Notes
Assets
Current Assets:
Cash and cash equivalents	$156,273	$5,591	$(40,701)	A	$121,163
Short-term investments	12,189	—	—		12,189
Accounts and notes receivable, net	42,280	12,029	—		54,309
Prepaid and refundable income taxes	13,329	138	—		13,467
Inventories	14,904	183	—		15,087
Prepaid expenses	3,673	121	—		3,794

Total Current Assets	242,648	18,062	(40,701)		220,009
Notes and Other Receivables:
Affiliates	8,790	—	—		8,790
Other	4,601	—	—		4,601
Other Assets	23,217	—	387	B	23,604
Property and Equipment, Net	1,066,393	27,929	24,498	C	1,118,820
Equity Investments in Associated Entities	76,678	1,250	(2,462)	D	75,466
Other Intangible Assets, Net	101,539	—	250,000	E	351,539
Goodwill	54,454	—	151,633	F	206,087

Total	$1,578,320	$47,241	$383,355		$2,008,916

Liabilities and Stockholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$20	—	$—		$20
Accounts payable	19,149	12	—		19,161
Deferred race event income, net	112,099	17,050	—		129,149
Accrued interest	2,130	—	—		2,130
Accrued expenses and other liabilities	22,093	18	—		22,111
Deferred income taxes	22,229	—	—		22,229

Total Current Liabilities	177,720	17,080	—		194,800
Long-Term Debt	428,440	—	300,000	G	728,440
Payable to Affiliate	2,594	—	—		2,594
Deferred Income, Net	10,245	—	—		10,245
Deferred Income Taxes	118,191	645	112,858	H	231,694
Other Liabilities	13,459	13	—		13,472

Total Liabilities	750,649	17,738	412,858		1,181,245

Stockholders’ Equity:
Common stock	448	—	—		448
Additional paid-in capital	237,721	3,100	(3,100)	I	237,721
Retained earnings	635,214	26,403	(26,403)	I	635,214
Accumulated other comprehensive loss	(23)	—	—		(23)
Treasury stock, at cost	(45,689)	—	—		(45,689)

Total Stockholders’ Equity	827,671	29,503	(29,503)		827,671

Total	$1,578,320	$47,241	$383,355		$2,008,916

See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

Speedway Motorsports, Inc. and New Hampshire Speedway Inc.

Unaudited Pro Forma Combined Statement of Income

For the Year Ended December 31, 2007

(In thousands, except per share amounts)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	SMI	NHMS		Notes
Revenues:
Admissions	$179,765	$20,833	$—		$200,598
Event related revenue	197,321	12,878	—		210,199
NASCAR broadcasting revenue	142,517	20,139	—		162,656
Other operating revenue	42,043	—	—		42,043

Total Revenues	561,646	53,850	—		615,496

Expenses and Other:
Direct expense of events	100,414	10,888	—		111,302
NASCAR purse and sanction fees	100,608	13,982	—		114,590
Other direct operating expense	54,658	—	—		54,658
General and administrative	80,988	26,398	(18,475)	J	88,911
Depreciation and amortization	44,475	2,225	(256)	K	46,444
Interest expense, net	20,984	885	16,319	L	38,188
Losses on equity investees	57,422	—	—		57,422
Other expense (income), net	5,199	593	(672)	M	5,120

Total Expenses and Other	464,748	54,971	(3,084)		516,635

Income (Loss) Before Income Taxes	96,898	(1,121)	3,084		98,861
Provision For Income Taxes	58,504	79	716	N	59,299

Net Income (Loss)	$38,394	$(1,200)	$2,368		$39,562

Basic Earnings Per Share	$0.88				$0.90
Weighted Average Shares Outstanding	43,735				43,735
Diluted Earnings Per Share	$0.87				$0.90
Weighted Average Shares Outstanding	43,906				43,906

See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

SPEEDWAY MOTORSPORTS, INC. AND NEW HAMPSHIRE SPEEDWAY, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

For purposes of preparing the unaudited pro forma combined financial statements, the total purchase consideration of $340,349,000 has been allocated to NHMS’s tangible and intangible assets acquired and liabilities assumed based on management’s initial valuation estimates, and further refinements are likely to be made. The Company amended its Credit Facility on January 10, 2008 to finance the NHMS acquisition, as described above, and associated interest expense and deferred loan costs are reflected in the pro forma adjustments. The final purchase price allocation will be based on final valuation analyses, appraisals and other studies and could vary significantly from the pro forma amounts reflected here. Allocation of an increased portion of the purchase price to property and equipment or amortizable or nonamortizable identifiable intangible assets would reduce the amount of the purchase price allocated to goodwill, if any, in the unaudited pro forma combined financial statements. Such changes in the purchase price allocation and in finalizing the expected depreciable useful lives could result in increased or decreased depreciation or amortization expense which could be material.

The following pro forma adjustments are based on preliminary estimates of the purchase price and fair values of the assets acquired and liabilities assumed (all in thousands). The final adjustments are expected to be different from these estimates and the differences may be material.

	Purchase price summary:
	- Cash paid at closing	$340,000
	- Direct costs of acquisition	349

	- Total purchase price (assuming $40,349 from operating cash and $300,000 from Credit Facility borrowings)	340,349

	Allocation of purchase price:
	- Book value of NHMS net assets acquired	29,503
	- Less: Net book value of NHMS assets not acquired (principally a helicopter formerly used in speedway operations)	(391)
	- Step-up to estimated fair value of NHMS property and equipment	22,462
	- Excess of cost over fair values assigned attributable to indefinite-lived intangibles	250,000
	- Excess of cost over fair values assigned attributable to goodwill	151,633
	- Effects on deferred tax liabilities associated with book and tax differences on acquired property and equipment and identified intangible assets	(112,858)

	Total purchase price	340,349

(A)	Reflects changes in cash and cash equivalents:
	- Amount of purchase price and direct costs funded by cash	(40,349)
	- Adjustment to reflect deferred loan costs associated with amending SMI’s Credit Facility	(387)
	- Adjustment to reflect the consolidation of NWS	35

		(40,701)

(B)	Adjustment to reflect deferred loan costs associated with amending SMI’s Credit Facility	387

(C)	Reflects property and equipment acquired at estimated fair value:
	- Step up to estimated fair value for non-depreciable NHMS land	11,505
	- Step up to estimated fair value for depreciable NHMS property and equipment	10,957
	- Elimination of net book value of NHMS assets not acquired (principally a helicopter formerly used in speedway operations)	(391)
	- Consolidation of property and equipment for NWS	2,427

		24,498

(D)	Elimination of equity investments in NWS by both SMI and NHMS upon consolidation	(2,462)

(E)	Increase in excess of cost over fair values assigned to NASCAR race event sanctioning and renewal agreements (non-amortizable indefinite-lived intangibles)	250,000

(F)	Reflects changes in Goodwill (non-amortizable indefinite-lived intangibles):
	- Increase in excess of cost over fair values assigned to goodwill	$38,775
	- Increase in goodwill for effects on deferred tax liabilities associated with book and tax differences on acquired property and equipment and identified intangible assets	112,858

		151,633

(G)	Increase in SMI Credit Facility borrowings for pro forma presentation purposes:	300,000

	SMI borrowed $300.0 million under its Credit Facility to fund the January 11, 2008 NHMS acquisition. Cash disbursed was assumed to be funded with Credit Facility borrowings at an interest rate of 5.4%, which represents the variable rate of interest on the date of acquisition. The additional pro forma interest expense has been reflected in the pro forma statements of income.

(H)	Effects on deferred tax liabilities associated with book and tax differences on acquired property and equipment and identified intangible assets	112,858

(I)	To eliminate the historical equity of NHMS	29,503

(J)	Change in general and administrative expense:
	- To record the effect of consolidation of NWS	82
	- Eliminate excess distributions to previous NHMS owners which were treated as compensation expense	(18,557)

		(18,475)

(K)	Reflects changes in depreciation:
	- Increase in depreciation for step-up to estimated fair value of NHMS property and equipment acquired using straight-line basis (average expected useful lives of 20 years, generally ranging from 5 to 40 years)	53
	- Increase in depreciation for step-up to estimated fair value of 50% interest in NWS property and equipment acquired using straight-line basis, and for the effects of consolidation of NWS	69
	- Elimination of depreciation associated with NHMS assets not acquired (principally a helicopter formerly used in speedway operations)	(378)

		(256)

(L)	Change in interest expense, net:
	- Interest expense on pro forma increase in Credit Facility borrowings using an assumed 5.4% interest rate, representing the variable rate of interest on the date of acquisition (see Note G above). A 12.5 basis point increase or decrease in interest rates would result in an increase or decrease of $375,000 in pre-tax interest expense for the fiscal year.	16,200
	- Amortization of deferred loan costs associated with amending the Credit Facility	119

		16,319

(M)	Change in other expense (income), net:
	- Elimination of expenses associated with Speedway Aviation, LLC (100% owned by NHMS and operated a helicopter used in speedway operations) which was not acquired by SMI	(560)
	- Effect of consolidating NWS, and resulting elimination of losses of equity investee and the recording of consolidated other expense (income).	(112)

		(672)

(N)	Reflects the income tax impact of NHMS’s pro forma income statement at NHMS’s combined federal and state statutory tax rate of 40.5%.	716